Exhibit 99.1

Deep Down Reports Third Quarter 2020 Results

Houston, TX – November 9, 2020 – Deep Down, Inc. (OTCQB: DPDW) (“Deep Down” or the “Company”), a specialist in deepwater oil and gas production and distribution equipment and services, today reported results for its third quarter ended September 30, 2020 (“Q3 2020”). Deep Down will hold a conference call tomorrow, Tuesday, November 10, 2020 at 10:00 am Eastern Time to review its results and outlook (call details below).

Deep Down at a Glance:

Share Price†:	$0.40	Cash*:	$4.0M
52-Week Range:	$0.34 - $0.95	Book Value*:	$7.8M
Shares Out.†:	12.4M	Price / Book Value:	0.64x
Market Cap.†:	$5.0M	TTM Revenue:	$12.4M
*As of 9/30/20; †As of 11/6/20

Charles Njuguna, Deep Down’s CEO, commented, “Our business continues to be impacted by the travel restrictions imposed in response to COVID-19 pandemic, as evidenced by our third quarter results. While there are some signs of moderate improvement, especially as we look towards 2021, our primary focus continues to be on free cash flow generation and the ongoing refinement of our cost structure.”

Operating Results

Q3 2020 revenues decreased 29% to $3.1 million compared to the three months ended September 30, 2019 (“Q3 2019”), primarily due to fewer projects in process. This decrease in project activity has broadly been the result of the global economic disruption caused by the COVID-19 pandemic. Gross profit for Q3 2020 was $1.2 million, or 37 percent of revenues, compared to Q3 2019 gross profit of $1.8 million, or 42 percent of revenues. The decrease in gross profit percentage on a year-over-year basis was driven by a lower proportion of service revenues resulting from COVID-19 disruptions and delays during Q3 2020.

Selling, general and administrative (“SG&A”) expenses were $1.4 million, or 43 percent of revenues, in Q3 2020 compared to $2.1 million, or 49 percent of revenues, in Q3 2019, which included a $0.3 million one-time expense related to the resignation of the Company’s founder. Excluding the one-time charge, SG&A expenses for Q3 2019 were $1.8 million, or 41% of revenues. The $0.4 million decrease in regular SG&A expenses was due to lower payroll costs, lower legal costs, and continuous efforts to reduce operating expenses during Q3 2020 compared to Q3 2019.

Deep Down’s modified EBITDA declined to $0.03 million in Q3 2020 compared to modified EBITDA of $0.4 million in Q3 2019. The decline in modified EBITDA was primarily due to decreased revenues resulting from the decline in offshore activity triggered by the COVID-19 pandemic.

Due to the factors discussed above, Deep Down reported a Q3 2020 net loss of $0.3 million, or $0.02 loss per common share, compared with a Q3 2019 net loss of $0.4 million, or $0.03 loss per common share. Per share results are based on 12.4 million and 13.3 million weighted average shares outstanding in Q3 2020 and Q3 2019, respectively.

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Financial Strength

At September 30, 2020, Deep Down had working capital of $4.5 million, which includes cash of $4.0 million and receivables of $3.9 million. Total shareholders’ equity was $7.8 million, or approximately $0.63 per common share. Given the Company’s current capital structure, Deep Down remains well-positioned to navigate through this challenging business environment.

Conference Call Details:

Call Dial-in:	1-877-303-6187 for domestic callers
1-678-894-3073 for international callers
Passcode:	5667065
Webcast/Replay URL:	https://edge.media-server.com/mmc/p/88qdaacn
Replay:	Available through 11/17/20 on www.deepdowninc.com

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Follow us on Twitter: @DeepDownIR

Investor Relations:

Trevor Ashurst

ir@deepdowninc.com

281-862-2201

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In thousands, except per share data)
Revenues	$3,136	$4,397	$9,466	$15,966
Cost of sales	1,968	2,552	5,908	9,898
Gross profit	1,168	1,845	3,558	6,068
Total operating expenses	1,416	2,206	9,726	6,346
Operating loss	(248)	(361)	(6,168)	(278)
Total other income (expense)	(2)	(7)	(4)	20
Loss before income taxes	(250)	(368)	(6,172)	(258)
Income tax expense	–	5	5	15
Net loss	$(250)	$(373)	$(6,177)	$(273)
Net loss per share, basic and diluted	$(0.02)	$(0.03)	$(0.49)	$(0.02)
Weighted-average shares outstanding, basic and diluted	12,390	13,330	12,531	13,417

Comparative Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2020	2019
	(In thousands)
Assets:
Cash and cash equivalents	$4,045	$3,523
Other current assets	4,278	5,424
PP&E, net	2,779	7,964
Other non-current assets	3,856	4,640
Total assets	$14,958	$21,551

Liabilities:
Current liabilities	3,826	4,008
Other long-term liabilities	3,358	3,180
Total liabilities	7,184	7,188
Stockholders' equity	7,774	14,363
Total liabilities and stockholders' equity	$14,958	$21,551

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA:

	Three Months Ended		Nine Months Ended
	2020	2019	2020	2019
	(In thousands)
Net loss	$(250)	$(373)	$(6,177)	$(273)
Add: Interest expense (income), net	2	–	4	(12)
Add: Income tax expense	–	5	5	15
Add: Depreciation and amortization	239	348	843	1,046
Add: Share-based compensation	39	72	113	200
Add: Loss on sale of property, plant and equipment	–	7	–	(8)
Add: Asset impairment	–	–	4,490	–
Add: One-time charges related to elimination of COO position	–	–	245	–
Add: One-time charges related to Founder's resignation	–	349	–	349

Modified EBITDA	$30	$408	$(477)	$1,317

Free Cash Flow:

	Three Months Ended		Nine Months Ended
	2020	2019	2020	2019
	(In thousands)
Cash provided by (used in) operating activities:	$395	$(1,134)	$44	$(1,531)
Less: Purchase of property, plant and equipment	(16)	(59)	(118)	(66)
Free cash flow	$379	$(1,193)	$(74)	$(1,597)

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